Exhibit 99.2

NOTE: THIS IS A COPY OF THE AMENDED SECURED PROMISSORY NOTE.

August 20, 2005	$1,380,000

SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, Kenneth M. Borow, M.D. (“Borrower”), promises to pay to Richard D. Propper, M.D. (“Lender”), the aggregate sum of One Million Three Hundred Eighty Thousand Dollars ($1,380,000), plus accrued simple interest thereon, subject to the following terms and conditions as amended herein.

1.	This Secured Promissory Note dated August 20, 2005 amends and supersedes certain terms and conditions, as stated below, of the prior Note dated August 20, 2000 between the Borrower and Covalent Partners, LLC.

2.	Due Date. Payment in full is due no later than August 21, 2006.

3.	Interest. Simple interest shall accrue at the rate of prime plus 1% percent commencing from August 20, 2000 through August 21, 2006. The total amount of interest is due and payable, together with the principal, on August 21, 2006.

4.	Security Interest. In order to secure payment of the sums due Lender hereunder, Borrower grants to Lender a security interest in Four Hundred Sixty Thousand (460,000) shares of the Common Stock of Covalent Group, Inc. (the “Stock”), and has delivered to Lender herewith the certificate(s) representing the Stock, together with an assignment separate from certificate executed by Borrower directing Covalent Group, Inc. or its transfer agent to transfer the Stock to Lender. Lender is entitled to direct such transfer in the event of any default hereunder.

5.	Expenses of Collection. In the event that Borrower shall be in default under this note he shall be liable for any expenses incurred by Lender in connection with efforts to collect any amount due to Lender hereunder, including reasonable attorney’s fees.

6.	Nature of Transaction. Borrower agrees and affirms that this note is entered into for commercial purposes and is not made in connection with a personal or consumer transaction.

7.	Governing Law. This note shall be governed by the laws of the State of California, without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto set their hands and seals this 20th day of August 2005.

/s/ Kenneth M. Borow, M.D.	/s/ Richard D. Propper, M.D.
Kenneth M. Borow, M.D.	Richard D. Propper, M.D.